EXHIBIT 99.1
INCO LIMITED ANNOUNCES NEW CHIEF FINANCIAL OFFICER
Toronto, August 9, 2005 — Inco Limited announced today the appointment of Robert (Bob) D.J. Davies as Executive Vice-President and Chief Financial Officer, effective November 1, 2005. Mr. Davies currently serves as CFO of Alumina Limited, the Australian partner in the Alcoa World Alumina and Chemicals (AWAC) business that was formed after the December 2002 demerger of WMC Limited. He previously worked for WMC in senior treasury and tax roles, held senior positions with BHP Limited in the treasury, accounting and financial planning areas in Canada, the U.S., Chile and Australia and also served as Vice-President, Finance of Minera Escondida, a leading copper producer.
“Bob Davies has very extensive experience as a financial executive in the mining industry at an operations, project and corporate level,” said Scott Hand, Inco’s Chairman and Chief Executive Officer. “We are pleased to welcome him to the Inco executive team as we continue to execute our plans for profitable growth and enhancing shareholder value. This change does not, of course, reflect any concerns regarding our financial or accounting practices.”
Additionally, Inco announced today that Farokh S. Hakimi, Executive Vice-President and Chief Financial Officer, would remain with the company until early 2006 to assist in a smooth transition for Mr. Davies.
“We appreciate the contributions Farokh has made to Inco during his tenure and wish him the best in his future endeavours,” Mr. Hand said.

Inco’s financial management team will continue to include Ron Lehtovaara, who has served as Vice-President and Comptroller since 1996, Stephanie Anderson, who was appointed Vice-President and Treasurer in 2004, and Gary Kaiway, Vice-President, Tax, who joined the Company in 2001.
This news release contains forward-looking statements concerning changes in Inco’s Chief Financial Officer position. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, the risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
IN
August 9, 2005

For further information:
Investor Relations:	Sandra Scott (416) 361-7758
Media Relations:	Steve Mitchell (416) 361-7950

or www.inco.com